[LETTERHEAD OF KPMG, LLP]


                                                     EXHIBIT 23.1

                  INDEPENDENT AUDITORS' CONSENT


The Stockholders and Board of Directors
North Fork Bancorporation, Inc.:


We consent to the use of our report, dated January 15, 1998, incorporated by reference in the Registration Statement on Form S-8 of North Fork Bancorporation, Inc., relating to our audit of the consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997.


                              /s/ KPMG LLP



New York, New York
March 19, 1999